UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2021

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

CPI Card Group Inc. 10368 W Centennial Road, Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(720) 681-6304

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PMTS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 21, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of CPI Card Group, Inc. (the “Company”) granted equity awards (the “Equity Awards”) under the CPI Card Group Inc. Omnibus Incentive Plan to select employees of the Company, including Messrs. Scheirman and Lowe and other executive officers. The Equity Awards represent long term incentive awards for the period beginning on the grant date and ending on the date of the next annual equity grant, expected to occur in the first quarter of 2023. The grant date fair value for the Equity Awards granted to Messrs. Scheirman and Lowe was approximately $1,150,000 and $275,000, respectively. Based on grant date fair value, the Equity Awards were delivered 50% in restricted stock units and 50% in stock options, with the awards vesting in equal annual installments on the first and second anniversaries of the grant date. The vesting of the Equity Awards will accelerate in the event of the recipient’s death, termination due to disability, qualifying termination of employment in connection with a change in control of the Company or, in the case of the restricted stock units, retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: September 24, 2021	By:	/s/ Sarah J. Kilgore
	Name:	Sarah J. Kilgore
	Title:	Chief Legal and Compliance Officer